EXHIBIT 10.2

HERSHEY FOODS CORPORATION

Long-Term Incentive Program Participation Agreement

        The undersigned is an executive employee of Hershey Foods Corporation or one of its subsidiaries (hereinafter collectively referred to as “Hershey”). I understand that I have been selected to participate in the Key Employee Incentive Plan (the “Plan”), including the Long-Term Incentive Program (“LTIP”) under the Plan. I understand, acknowledge and agree that the purpose of this Agreement is to provide for enhanced confidentiality requirements, an agreement not to compete with Hershey if I become eligible for supplemental retirement benefits, and an arbitration program to be the sole and exclusive method for resolving disputes. I understand and acknowledge that by this Agreement, both I and Hershey, in order to avoid delay and expense, are mutually waiving the right of access to a judicial forum for resolving disputes covered by the arbitration program. I hereby accept the opportunity to participate in the Plan, including the LTIP, and in consideration of my selection by Hershey to be a participant in the Plan and being eligible to receive benefits under the Plan, I agree to the following:

1.     Participation.

        I understand and agree that participating in the LTIP at any time is no guarantee I will be selected to participate in the LTIP or any other aspect of the Plan in any future years. I understand and agree that participation in the Plan and the LTIP is voluntary; specifically, I understand that I am under no obligation to participate in the LTIP or any other aspect of the Plan, and that I may retain my job if I decline to so participate. I understand and agree that if I elect to participate in the Plan and the LTIP, then, depending on my job performance, the financial performance of Hershey and the achievement of certain goals and objectives, I will be eligible to receive Annual Incentive Program Awards, Performance Stock Unit Awards and Stock Options, in accordance with the terms of the Plan, as it may be amended from time to time.

2.     Confidentiality.

        I acknowledge that due to the nature of my employment and the position of trust that I hold with Hershey, I will have special access to, learn, be provided with, and in some cases will prepare and create for Hershey, trade secrets and other confidential and proprietary information relating to Hershey’s business, including, but not limited to, information about Hershey’s manufacturing processes; manuals, recipes and ingredient percentages; engineering drawings; product and process research and development; new product information; cost information; supplier data; strategic business information; marketing, financial and business development information, plans, forecasts, reports and budgets; customer information; new product strategies, plans and project activities; and acquisition and divestiture strategies, plans and project activities. I acknowledge and agree that such information, whether or not in written form, is the exclusive property of Hershey, that it has been and will continue to be of critical importance to the business of Hershey, and that the disclosure of it to, or use by, competitors or others will cause Hershey substantial and irreparable harm. Accordingly, I will not, either during my employment or at any time after the termination (whether voluntary or involuntary) of my employment with Hershey, use, reproduce or disclose any trade secrets or other confidential information relating to the business of Hershey which is not generally available to the public, except as may be specially authorized and necessary in discharging my assigned duties as an employee of Hershey. I understand and agree that my obligations under this Agreement shall be in addition to, rather than in lieu of, any obligations I may already have under any Confidentiality Agreement or other agreement with Hershey relating to confidential information or under any applicable statute or at common law.

3.     Unfair Competition.

        I understand and acknowledge that Hershey is engaged in the business of developing, producing, marketing, selling and distributing confectionery, snack, better-for-you and balanced nutrition products and chocolate-related grocery products. I acknowledge that the scope of Hershey’s business and operations is world-wide. I acknowledge that due to the nature of my employment with Hershey, I have special access to, contact with, and information about, Hershey’s business activities as described above and to its customers, suppliers, agents, licensees and licensors. I acknowledge that Hershey has incurred considerable expense and invested considerable time and resources in developing relationships with customers, suppliers, agents, licensees and licensors, and that those relationships are critical to the success of Hershey’s business.

        Accordingly, both (a) during the term of my employment with Hershey, and (b) for a period of three (3) years following the termination of my employment for any reason, provided at the time of such termination I am eligible to receive benefits under Hershey’s Supplemental Executive Retirement Plan, I shall not, without the prior written consent of Hershey, directly or indirectly serve or act as an officer, director, employee, consultant, adviser, agent or representative for the domestic or worldwide confectionery, snack, better-for-you, balanced nutrition or chocolate-related grocery businesses of any entity or individual that is in competition with Hershey’s confectionery, snack, better-for-you, balanced nutrition or chocolate-related grocery businesses.

4.     Survival of Obligations.

        Both I and Hershey understand and agree that our respective rights and obligations under, and the terms and conditions of, this Agreement (and the Mutual Agreement to Arbitrate Claims appended hereto) shall apply and continue during, and survive the termination (for any reason) of, my employment with Hershey.

5.     Arbitration and Mediation.

        Both I and Hershey promise to arbitrate any claim covered by the Mutual Agreement to Arbitrate Claims which is attached hereto and incorporated in full herein by reference.

        Both I and Hershey further agree, before seeking arbitration of any claim, to engage in good faith efforts to resolve the dispute through nonbinding mediation. Mediation shall be conducted by, and in accordance with procedures for the mediation of employment disputes of, one of the American Arbitration Association, the Judicial Arbitration + Mediation Services, Inc. (JAMS/Endispute) or the Center for Public Resources (CPR) as Hershey and I may agree (and if such agreement is not possible, then the mediation procedures of CPR shall apply), together with any other procedures as may be agreed upon by me and Hershey.

6.     Savings Clause and Severability.

        a.        All provisions of this Agreement (and of the Mutual Agreement to Arbitrate Claims appended hereto) are severable, and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

        b.        Without limiting the foregoing, I specifically agree that each of the covenants set forth in Paragraph 3 of this Agreement is severable; that if any of them is held invalid or unenforceable by reason of length of time, area covered or activity covered, or any combination thereof, or for any other reason, the court or arbitrator shall adjust, reduce or otherwise reform any such covenant to the extent necessary to cure any invalidity and to protect the interests of Hershey to the fullest extent of the law; that the area, time period and scope of activity restricted shall be the maximum area, time period and scope of activity the court or arbitrator deems valid and enforceable; and that, as reformed, such covenant shall then be enforced.

        c.        Without limiting the foregoing, I also specifically agree that if any part of the Mutual Agreement to Arbitrate Claims is determined to be invalid or unenforceable for any reason, then the invalid or unenforceable portion shall be severed and the agreement to submit any claim to binding arbitration shall be interpreted and enforced as if the invalid or unenforceable portion did not appear.

7.     Miscellaneous.

        a.        Any notice to Hershey shall be in writing and shall be sent by certified mail to Hershey Foods Corporation, 100 Crystal A Drive, Hershey, PA 17033-0810, Attention: Senior Vice President, Chief People Officer (or to any successor office). Any notice to me shall be in writing and shall be sent to me by certified mail at the latest address listed for me in Hershey’s employment records, unless I specifically notify Hershey in writing that notice shall be delivered to me at a different address. Notice shall be deemed delivered when personally delivered or a properly addressed notice is deposited with the U.S. Postal Service for delivery by certified mail.

        b.        I understand and agree that neither this Agreement nor the Mutual Agreement to Arbitrate Claims shall be construed in any way as an agreement or guarantee of employment for any period of time and that I remain an employee-at-will for all purposes.

        c.        The rights and obligations under this Agreement and the Mutual Agreement to Arbitrate Claims shall inure to the benefit of, shall be binding upon, and may be enforced by and for the benefit of, Hershey Foods Corporation, any subsidiary or affiliate of Hershey Foods Corporation, and their successors and assigns.

        d.        Any waiver by either Hershey or me of any breach, or the failure to enforce any of the terms or conditions, of this Agreement or the Mutual Agreement to Arbitrate Claims, shall not in any way affect, limit, or waive any rights thereafter to enforce, and compel strict compliance with, every term and condition of this Agreement and the Mutual Agreement to Arbitrate Claims.

        e.        This Agreement and the Mutual Agreement to Arbitrate Claims constitute the entire agreement between Hershey and me with respect to the matters addressed herein and therein, there being no representations, warranties, commitments, or other agreements, except as set forth herein and therein. This Agreement and the Mutual Agreement to Arbitrate Claims may be amended only by an instrument in writing executed by me and an authorized officer of Hershey.

        f.        The substantive law governing this Agreement shall be the law of the Commonwealth of Pennsylvania. The law of arbitrability shall be that set forth in the Federal Arbitration Act. If for any reason the Federal Arbitration Act is inapplicable, then the law of arbitrability shall be that of the Commonwealth of Pennsylvania.

Long-Term Incentive Program Participation Agreement

Mutual Agreement To Arbitrate Claims

        I recognize that differences may arise between Hershey Foods Corporation (the “Company”) and me during or following my employment with the Company, and that those differences may or may not be related to my employment. I understand and agree that by entering into this Mutual Agreement to Arbitrate Claims (“Arbitration Agreement”), I anticipate gaining the benefits of a speedy, impartial dispute-resolution procedure.

        I understand that any reference in this Arbitration Agreement to the Company will be a reference also to all subsidiary and affiliated entities, all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates and agents, and all successors and assigns of any of them.

A.     Claims Covered by the Arbitration Agreement.

        The Company and I mutually consent to the resolution by arbitration of all claims or controversies (“claims”), past, present, or future, whether or not arising out of my employment (or its termination), that the Company may have against me or that I may have against the Company or against its officers, directors, employees or agents in their capacity as such. The only claims that are arbitrable are those that, in the absence of this Arbitration Agreement, would have been justiciable under applicable state or federal law. The claims covered by this Arbitration Agreement include, but are not limited to, claims arising out of, connected with or relating to the Long-Term Incentive Program Participation Agreement and this Arbitration Agreement; claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, or medical condition, handicap or disability); claims for benefits (except claims under an employee benefit or pension plan that either specifies that its claims procedure shall culminate in an arbitration procedure different from this one or is underwritten by a commercial insurer which decides claims); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except as otherwise provided in this Arbitration Agreement.

B.     Claims Not Covered by the Arbitration Agreement.

        Claims I may have for workers’ compensation or unemployment compensation benefits are not covered by this Agreement.

        Also not covered are claims by the Company for injunctive and/or other equitable relief, including but not limited to those for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information, as to which I understand and agree that the Company may seek and obtain relief from a court of competent jurisdiction. In such an injunctive/equitable proceeding, I understand and agree that the court is entitled to and will award to the prevailing party costs and actual attorneys’ fees incurred.

C.     Required Notice of All Claims.

        The Company and I agree that the aggrieved party must give written notice of any claim to the other party. Written notice to the Company, or its officers, directors, employees or agents, shall be sent pursuant to the notice provision of the Agreement to which this Arbitration Agreement is appended.

        The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.

D.     Representation.

        Any party may be represented by an attorney or other representative selected by the party.

E.     Discovery.

        Each party shall have the right to take the deposition of one individual and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party. The subpoena right specified below shall be applicable to discovery pursuant to this paragraph. Additional discovery may be had only where the arbitrator selected pursuant to this Arbitration Agreement so orders, upon a showing of substantial need.

F.     Designation of Witnesses.

        At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits intended to be used at the arbitration.

G.     Subpoenas.

        Each party shall have the right to subpoena witnesses and documents for the arbitration.

H.     Arbitration Procedures.

        The arbitration will be held under the auspices of one of the American Arbitration Association, Judicial Arbitration + Mediation Services, Inc. or Center for Public Resources, with the designation of such sponsoring organization to be made by the party that did not initiate the claim.

        The arbitration shall be confidential and closed to the public. Any evidence proffered in the arbitration shall be held in strict confidence and not disclosed to any third party.

        The Company and I agree that, except as provided in this Agreement, the arbitration shall be in accordance with the then-current dispute arbitration procedures of the sponsoring organization for the type of claim involved. The arbitration shall take place in or near the location in which I am or was last employed by the Company.

        The Arbitrator shall be selected as follows. The sponsoring organization shall give each party a list of 7 arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately from the list of common names until only one remains. The party who did not initiate the claim shall strike first. If no common name exists on the lists of all parties, the sponsoring organization shall furnish an additional list and the process shall be repeated. If no arbitrator has been selected after two lists have been distributed, then the parties shall strike alternately from a third list, with the party initiating the claim striking first, until only one name remains. That person shall be designated as the Arbitrator.

        The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the Commonwealth of Pennsylvania or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator is without jurisdiction to apply any different substantive law, or law of remedies. The Federal Rules of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Arbitration Agreement, including but not limited to any claim that all or any part of this Arbitration Agreement is void or voidable. The arbitration shall be final and binding upon the parties, except as provided in this Arbitration Agreement.

        The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

        Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

        Either party, upon request at the close of hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

        The Arbitrator shall render a proposed award and opinion in the form typically rendered in labor arbitrations.

        Either party shall have the right, within 20 days of issuance of the Arbitrator’s proposed award and opinion, to file with the Arbitrator a motion to reconsider (accompanied by a supporting brief), and the other party shall have 20 days from the date of the motion to respond. The Arbitrator thereupon shall reconsider the issues raised by the motion and, promptly, either confirm or change the decision, which (except as provided by this Arbitration Agreement) shall then be final and conclusive upon the parties. The costs of such a motion for reconsideration and written opinion of the Arbitrator shall be borne by the party prevailing on the motion, unless the Arbitrator orders otherwise.

I.     Arbitration Fees and Costs.

        The Company and I shall equally share the fees and costs of the Arbitrator; provided, however, that my maximum contribution will be no more than 20% of the amount at issue. Each party will deposit funds or post other appropriate security for its share of the Arbitrator’s fee, in an amount and manner determined by the Arbitrator, 10 days before the first day of hearing. Each party shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, or if there is a written agreement providing for fees, the Arbitrator may award fees to the prevailing party as provided by statute or agreement.

J.     Exclusivity, Waiver and Binding Effect.

        The procedure set out in this Arbitration Agreement is the exclusive procedure for resolving claims covered hereunder. The resolution of any claim covered by this Arbitration Agreement pursuant to the procedure set out herein shall be final and binding on the parties to the fullest extent permitted by law. Both I and the Company expressly waive any right to resolve any claim covered by this Arbitration Agreement through any other means, including by filing a lawsuit in court for trial by the court or before a jury. Both I and the Company are precluded from bringing or raising in court or before another forum any claim which could have been brought or raised hereunder, unless the right to pursue a statutory claim or remedy is expressly preserved by law. Neither I nor the Company shall seek to enjoin any proceeding hereunder on the basis that any award resulting therefrom would not be enforceable.

K.     Interstate Commerce.

        I understand and agree that the Company is engaged in transactions involving interstate commerce.

L.     Consideration.

        The promises by the Company and by me to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other. In addition, my participation in this Long-Term Incentive Program provides further consideration for this Arbitration Agreement.

        IN WITNESS WHEREOF, by signing my name below, I am acknowledging that I am entering into this Long-Term Incentive Program Participation Agreement and Mutual Agreement to Arbitrate Claims voluntarily and with a full understanding of all of their terms and conditions, and, intending to be legally bound, I am agreeing to such terms and conditions.

Long-Term Incentive Program Participant

______________________________________

Date:__________________________________

        IN WITNESS WHEREOF, Hershey Foods Corporation and/or its employing subsidiary, intending to be legally bound, has or have caused this Agreement to be signed by its or their authorized officer.

______________________________________ Burton H. Snyder Senior Vice President, General Counsel and Secretary

Date:__________________________________